Exhibit 99.1

PRESS RELEASE

Biofrontera Inc. Reports Third Quarter 2021 Financial Results and Provides Business Update

Conference call at 4:30 p.m. Eastern time today

WOBURN, Mass., November 30, 2021 – Biofrontera Inc. (Nasdaq: BFRI), a biopharmaceutical company specializing in the commercialization of dermatological products, announced today financial results for the three and nine months ended September 30, 2021.

Financial Highlights & Recent News

●	Recorded total revenues for the quarter of $4.3 million, an increase of 33% from last year
●	Recorded total revenues year-to-date of $14.9 million, an increase of 45% from last year
●	Raised $18 million in gross proceeds through an initial public offering (IPO) and subsequently entered into a $15 million private placement, with all proceeds to be received in the fourth quarter
●	Initiated two clinical studies to expand the positioning of Ameluz® for photodynamic therapy (PDT) in the U.S.

Management Commentary

“I am so very proud of the Biofrontera team for all their hard work to support our successful Nasdaq IPO while advancing our business plan. The IPO proceeds together with the funds from the private placement enable us to achieve our near-term goals, including expanding our commercial position across the U.S. and driving market awareness. We have experienced an encouraging sales trend since March with a 45% increase in year-to-date product revenue compared with last year, indicating that product demand is recovering from the COVID-19 pandemic,” stated Erica Monaco, Chief Executive Officer of Biofrontera Inc.

“The clinical study program governed by our license and supply agreement with Biofrontera AG continues to advance on schedule and is a key component of driving further value from our licensed flagship product. Two clinical studies have recently launched, both of which aim to expand the label of Ameluz® to optimize its competitive position and capture more of the significant market opportunity,” she added.

Third Quarter Financial Results

Total revenues were $4.3 million and $3.3 million for the three months ended September 30, 2021 and 2020, respectively, an increase of $1.1 million, or 33%. The increase was primarily due to higher sales of Ameluz®, reflecting volume increases and a higher net selling price.

Total operating expenses were $20.4 million and $5.6 million for the three months ended September 30, 2021 and 2020, respectively. Cost of revenues increased by $1.3 million primarily due to higher sales of Ameluz®. Selling, general and administrative expenses increased by $12.9 million primarily due to a one time legal settlement expense, marketing campaign expenses and increased headcount.

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Net loss was $16.0 million and $3.0 million for the three months ended September 30, 2021 and 2020, respectively.

Adjusted EBITDA was negative $3.8 million and negative $3.1 million for the three months ended September 30, 2021 and 2020, respectively. Adjusted EBITDA, a non-GAAP financial measure, is defined as net income or loss excluding, interest income and expense, income taxes, depreciation and amortization, legal settlement expense and certain other non-recurring or non-cash items.

Cash and cash equivalents as of September 30, 2021 were $1.7 million. On October 28, 2021 Biofrontera Inc. raised estimated net proceeds of $15.4 million from an IPO of 3,600,000 units, with each unit consisting of one share of common stock and one warrant to purchase a share of common stock. The Company continues to believe that funds available under the Second Intercompany Revolving Loan Agreement along with net proceeds from the IPO, warrants exercised, and the private securities placement provide sufficient capital to support operating, investing and financing activities through at least the next 12 months.

Nine Month Financial Results

Total revenues were $14.9 million and $10.3 million for the nine months ended September 30, 2021 and 2020, respectively, an increase of $4.7 million, or 45%. The increase was primarily due to higher sales of Ameluz®, partially offset by lower sales of Xepi®.

Total operating expenses were $38.3 million and $19.7 million for the nine months ended September 30, 2021 and 2020, respectively. Operating expenses for the most recent nine months include the aforementioned one time legal settlement expense.

Net loss was $23.2 million and $10.8 million for the nine months ended September 30, 2021 and 2020, respectively.

Adjusted EBITDA was negative $9.5 million and negative $9.1 million for the nine months ended September 30, 2021 and 2020, respectively.

The table below presents a reconciliation from net loss to Adjusted EBITDA for the three and nine months ended September 31, 2021 and 2021:

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Net income/(loss)	$(16,012)	$(2,985)	$(23,208)	$(10,801)
Interest expense, net	86	744	255	2,113
Income tax expenses	6	61	51	66
Depreciation and amortization	134	141	409	423
EBITDA	(15,786)	(2,039)	(22,493)	(8,199)
Change in fair value of contingent consideration	700	100	1,698	238
Cost reimbursement from Biofrontera Pharma GmbH	-	(1,188)	-	(1,188)
Legal settlement expenses	11,250	-	11,250	-

Adjusted EBITDA	$(3,836)	$(3,127)	$(9,545)	$(9,149)
Adjusted EBITDA margin	-88.5%	-96.2%	-63.9%	-89.0%

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Conference Call and Webcast Information

Biofrontera Inc. will hold a conference call today at 4:30 p.m. Eastern time to discuss these results and answer questions.

Date:	Tuesday, November 30, 2021
Time:	4:30 p.m. Eastern time
Conference Call:	1-866-524-3160 (U.S.)
1-412-317-6760 (outside the U.S.)
Webcast:	Live and 90-day replay webcast are available here and at www.investors.biofrontera-us.com.

About Biofrontera Inc.

Biofrontera Inc. is a U.S.-based biopharmaceutical company commercializing a portfolio of pharmaceutical products for the treatment of dermatological conditions. With a focus on the fields of photodynamic therapy (PDT) and topical antibiotics, Biofrontera currently commercializes the FDA-approved flagship drug Ameluz® in the United States. When used in combination with PDT and Biofrontera’s BF-RhodoLED® lamp, Ameluz®-PDT is indicated for the treatment of actinic keratoses (AK), one of the most common precancerous skin conditions. Biofrontera also commercializes Xepi®, an FDA-approved drug for the treatment of impetigo. In collaboration with dermatologists, Biofrontera is fully committed to advancing treatment options and patient care. For more information, visit www.biofrontera-us.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These statements include, but are not limited to, statements relating to the financial impact and benefits of the Company’s recent initial public offering and private placement, the clinical developments involving the Company’s licenses products and any other statements about future Expectations, prospects, estimates and other matters that are dependent on future events or developments. Statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. These risks and uncertainties, many of which are beyond our control, including, but not limited to, the impact of extraordinary external events, such as the current COVID-19 pandemic; any changes in the Company’s relationship with its licensors; the outcome of the Company’s litigation with DUSA Pharmaceuticals, Inc.; the Company’s ability to achieve and sustain profitability; whether the current disruptions in the supply chain will impact the Company’s ability to obtain and distribute its licensed products; changes in the practices of healthcare providers, including any changes to the coverage, reimbursement and pricing for procedures using the Company’s licensed products; the uncertainties inherent in the initiation and conduct of clinical trials; availability and timing of data from clinical trials; whether results of early clinical trials or trials in different disease indications will be indicative of the results of ongoing or future trials; whether results of the studies described above will be indicative of results for any future clinical trials and studies of Ameluz® in combination with BF-RhodoLED®; uncertainties associated with regulatory review of clinical trials and applications for marketing approvals; whether the market opportunity for Ameluz® in combination with BF-RhodoLED® is consistent with the Company’s expectations; whether the Company will be able to successfully transition to a public company operating independently of Biofrontera AG; the Company’s ability to retain and hire key personnel; the sufficiency of cash resources and need for additional financing and other factors that may be disclosed in the Company’s filings with the SEC, which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Contacts

Biofrontera Inc.

Pamela Keck

+1 781 486 1539

us-ir@biofrontera.com

LHA Investor Relations

Tirth T. Patel

+1 212 201 6614

tpatel@lhai.com

(Tables to follow)

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BIOFRONTERA INC.

BALANCE SHEETS

(In thousands, except par value and share amount)

(Unaudited)

	September 30, 2021	December 31, 2020

ASSETS
Current assets:
Cash and cash equivalents	$1,716	$8,080
Accounts receivable, net	2,007	3,216
Accounts receivable, related parties	39	73
Inventories	5,439	7,091
Prepaid expenses and other current assets	936	1,116

Total current assets	10,137	19,576

Property and equipment, net	289	370
Intangible asset, net	3,555	3,869
Other assets	1,373	323

Total assets	$15,354	$24,138

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$367	$176
Accounts payable, related parties	1,662	1,538
Accrued expenses and other current liabilities	9,262	2,706

Total current liabilities	11,291	4,420

Long-term liabilities:
Acquisition contract liabilities, net	15,795	13,828
Other liabilities	5,648	62

Total liabilities	$32,734	$18,310

Commitments and contingencies (see Note 18)

Stockholder’s equity(deficit):
Common Stock, $0.001 par value, 300,000,000 shares authorized; 8,000,000 shares issued and outstanding	$8	$8
Additional paid-in capital	46,986	46,986
Accumulated deficit	(64,374)	(41,166)

Total stockholder’s equity (deficit)	(17,380)	5,828

Total liabilities and stockholder’s equity (deficit)	$15,354	$24,138

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BIOFRONTERA INC.

STATEMENTS OF OPERATIONS

(In thousands, except per share amounts and number of shares)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020

Products revenues, net	$4,319	$3,236	$14,890	$10,230
Revenues, related party	15	16	42	47

Total revenues, net	4,334	3,252	14,932	10,277

Operating expenses
Cost of revenues, related party	2,249	567	7,630	4,025
Cost of revenues, other	41	446	339	617
Selling, general and administrative	17,090	4,191	27,412	13,557
Selling, general and administrative, related party	160	111	520	397
Restructuring costs	199	181	654	861
Change in fair value of contingent consideration	700	100	1,698	238

Total operating expenses	20,439	5,596	38,253	19,695

Loss from operations	(16,105)	(2,344)	(23,321)	(9,418)

Other income (expense)
Interest expense, net	(86)	(744)	(255)	(2,113)
Other income (expense), net	185	164	419	796

Total other income (expense)	99	(580)	164	(1,317)

Loss before income taxes	(16,006)	(2,924)	(23,157)	(10,735)
Income tax expense	6	61	51	66

Net loss	$(16,012)	$(2,985)	$(23,208)	$(10,801)

Loss per common share:
Basic and diluted	$(2.00)	$(2,984.67)	$(2.90)	$(10,800.96)

Weighted-average common shares outstanding:
Basic and diluted	8,000,000	1,000	8,000,000	1,000

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